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                                                                   Exhibit(h)(2)

                            FUND ACCOUNTING AGREEMENT

      AGREEMENT made this 1st day of July 2003, between MMA PRAXIS MUTUAL FUNDS (the "Company"), a Delaware business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Company and BISYS entered into a Fund Accounting Agreement dated December 31, 1998 (the 1998 Agreement"), whereby BISYS agreed to perform certain services for the company, which continued in effect through the date hereof; and

      WHEREAS, the Company desires that Fund Accountant continue to perform fund accounting services for the Company and each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

      WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.    Services as Fund Accountant.


      (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940, as amended (the "Rule"):

            (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

            (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

            (iii) Separate ledger accounts required by subsection (b)(2)(ii) and
                  (iii) of the Rule; and
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            (iv)  A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule;

            (v)   A record of brokerage orders as required by subsection (b)(5);

            (vi) A record of all other purchases and sales as required by subsection (b)(6); and

            (vii) A record of any puts, calls, straddles, and options as required by subsection (b)(7).

      (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund;

            (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below in accordance with the Funds' prospectus;

            (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's board of Trustees/Directors (hereafter referred to as "Directors");

            (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

            (iv) Compute, as appropriate, each Funds' net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

            (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

            (vi) Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

            (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

            (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

            (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

            (x)   Post Fund transaction to appropriate categories;



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            (xi)  Accrue expenses of each Fund according to instructions received from the Company's Fund Accountant;

            (xii) Determine the outstanding receivables and payables for all (1)
                  security trades, (2) Fund share transactions and (3) income and expense accounts;

            (xiii) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

            (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

      (c)   Special Reports and Services.


            (i) Fund Accountant may provided additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

            (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

            (iii) Fund Accountant shall prepare Sarbanes-Oxley
                  sub-certifications as requested by the Funds, consistent with the relevant provisions of the Administration Agreement between the parties hereto dated the date hereof.

      (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each Fund, without additional compensation:

            (i) Provide monthly a download (and hard copy thereof) of the unaudited financial statements described below, upon request of the Company. The download of the unaudited financial statements will include the following items:

                  (A)   Unaudited Statement of Assets and Liabilities;


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            (B)   Unaudited Statement of Operations;

            (C)   Unaudited Statement of Changes in Net Assets; and

            (D)   Unaudited Condensed Financial Information.

      (ii)  Provide accounting information for the following:

            (A) federal and state income tax returns and federal excise tax returns;

            (B) the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-CSR;

            (C) the Company's annual, semi-annual and quarterly (if any) shareholder reports;

            (D) registration statements on Form N-1A and other filings relating to the registration of shares;

            (E) the Administrator's monitoring of the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

            (F)   annual audit by the Company's auditors; and

            (G)   examinations performed by the SEC.

2.    Subcontracting.



      Fund Accountant may, at its expense and with prior consent of the Company, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 5 hereof, for all acts of such subcontractor as if such acts were its own.

3.    Compensation.



      For the services to be rendered, the Company shall pay to the Fund Accountant the compensation set forth in the Omnibus Fee Agreement between the Fund Accountant and the Company.



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4.    Reimbursement of Expenses.



      In addition to paying the fees described in Section 3 hereof, the Company shall also reimburse the Fund Accountant for its reasonable out-of-pocket expenses. The Company agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

      (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Company;

      (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

      (c) The cost of obtaining security market quotes pursuant to Section 1(b)(ii) above;

      (d)   The cost of microfilm or microfiche of records or other materials;

      (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

      (f) Any expenses Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

      (g) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

      Notwithstanding the foregoing, the Company shall not be required to reimburse any expenses to the Fund Accountant that are covered by the omnibus fees payable to the Fund Accountant, as set forth in the Omnibus Fee Agreement.

5.    Standard of Care; Uncontrollable Events; Limitation of Liability.


      (a) Fund Accountant shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      (b) Fund Accountant shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, Fund Accountant shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Fund Accountant assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Fund Accountant' reasonable control include, without


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            limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Fund Accountant shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption, including by restoring any lost or damaged data.

      (c) Fund Accountant shall provide to the Company, at such times as the Company may reasonably require, copies of the most recent reports rendered by independent public accountants on the internal controls and procedures of Fund Accountant relating to the services provided by Fund Accountant under this Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR SPECULATIVE OR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.    Term.

      This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party hereto as provided hereunder, until June 30, 2005 (the "Term"). During the Term this Agreement may be terminated without penalty (i) by mutual agreement of the parties or (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order to which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidence by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. Fund Accountant shall not terminate this Agreement pursuant to clause
(a) above based solely upon the Company's failure to pay an amount to Fund Accountant which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the


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circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      After such termination for so long as Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by the Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Company upon such termination shall be immediately due an payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Company, in addition to the compensation described under Section 3 hereof, the amount of all Fund Accountant's reasonable cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

      If, for any reason other than (i) expiration of Terms, (ii) mutual agreement of the parties, or (iii) "cause," as defined above, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the then current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date fund Accountant is replaced or a third party is added.

      The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

7.    Indemnification.



      The Company agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (including reasonable investigation expenses) (collectively, "Losses") resulting from Fund Accountant's performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Fund Accountant by the Company, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Fund


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Accountant's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties hereunder;

      The Fund Accountant shall indemnify, defend, and hold the Company harmless from and against Losses caused by the Fund Accountant's willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder. except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.



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8.    Certain Records and Confidentiality.

      Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company or the Fund Accountant is required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Fund Accountant on behalf of the Company shall be prepared and maintained at the expense of Fund Accountant, but shall be the property of the Company and will be surrendered promptly to the Company on request, and made available for inspection by the Company or by the Commission at reasonable times.

      The Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain the Fund Accountant's files, records and documents created and maintained by the Fund Accountant pursuant to this Agreement which are no longer needed by the Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by the Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

      In case of any request or demand for the inspection of such records by another party, Fund Accountant shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that Fund Accountant may exhibit such records in any case where (i) disclosure is required by law, (ii) Fund Accountant is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Fund Accountant is requested to divulge such information by duly-constituted authorities or court process, or (iv) Fund Accountant is requested to make a disclosure by the Company. Fund Accountant shall otherwise keep confidential all books and records relating to the Company. Fund Accountant shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

9.    Activities of Fund Accountant.

      The services of Fund Accountant rendered to the Company hereunder are not to be deemed to be exclusive. Fund Accountant is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Company are or may be or become interested in Fund Accountant, as officers, employees or otherwise and that partners, officers and employees of Fund Accountant and its counsel are or may be or become similarly interested in the Company, and that Fund Accountant may be or become interested in the Company as a shareholder or otherwise.



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10.   Reports.

      Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

11.   Rights of Ownership.

      All computer programs and procedures employed or developed by or on behalf of Fund Accountant to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

12.   Representations of the Company.

      The Company represents and warrants that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13.   Representations of Fund Accountant.

      Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.



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14.   Insurance.

      Fund Accountant shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, Fund Accountant shall provide evidence that coverage is in place. Fund Accountant shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by Fund Accountant under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

15.   Information to be Furnished by the Company and Funds.

      The Company has furnished to Fund Accountant the following, as amended and current as of the date of this Agreement:

      (a) Copies of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

      (b)   Copies of the following documents:

            (i)   The Company's Bylaws and any amendments thereto; and

            (ii) Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Fund Accountant thereunder.

      (c) A list of all the officers of the Company and any other persons (who may be associated with the Company or its investment adviser), together with specimen signatures of those officers and other persons who are authorized to instruct Fund Accountant in all matters.

      Two copies of the Prospectus and Statements of Additional Information for each Fund.

16.   Information Furnished by Fund Accountant.


      (a)   Fund Accountant has furnished to the Company the following:

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            (i)   Fund Accountant's Articles of Incorporation; and

            (ii)  Fund Accountant's Bylaws and any amendments thereto.

      (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

            (i) Approval of this Agreement by Fund Accountant, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

            (ii) Authorization of Fund Accountant to act as fund accountant for the Company and to provide accounting services for the Company.

17.   Amendments to Documents.

      For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Fund Accountant may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

18.   Legal Advice; Reliance on Instructions.

      The Fund Accountant may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with the Fund Accountant's duties, and the Fund Accountant shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Fund Accountant shall notify the Company at any time the Fund Accountant believes that it is in need of the advice of counsel (other than counsel in the regular employ of the Fund Accountant or any affiliated companies) with regard to the Fund Accountant's responsibilities and duties pursuant to this Agreement. After so notifying the Company, the Fund Accountant, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties.

      Also, Fund Accountant shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Fund Accountant will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.



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19.   Compliance with Law.

      Except for the obligations of Fund Accountant set forth in Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares.

      Fund Accountant undertakes to comply with all applicable requirements of the securities laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Fund Accountant hereunder.

20.   Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 1110 N. Main Street, P.O. Box 483, Goshen, IN 46527-0483; and if to Fund Accountant, at 3435 Stelzer Road, Columbus, OH 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

21.   Assignment.

      This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Fund Accountant utilize agents in connection with its services hereunder and may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of Fund Accounting services contemplated hereunder (a "Sub-Fund Accountant"). The Fund Accountant shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Sub-Fund Accountant or other subcontractor and that the Fund Accountant shall be responsible, to the extent provided in Section 5 hereof, for all acts of any Sub-Fund Accountant or sub-contractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns

22.   Governing Law.

      This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.



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23.   Privacy

      Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Fund Accountant, or collected or retained by Fund Accountant to perform its duties shall be considered confidential information. Fund Accountant shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Fund Accountant except at the direction of the Company or as required or permitted by law, including, without limitation Regulation S-P. Fund Accountant shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company, consistent with Regulation S-P. The Company represents to Fund Accountant that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide Fund Accountant with a copy of that statement annually.

24.   Miscellaneous.


      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. including but not limited to the 1998 Agreement.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (e) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising out of this Agreement or otherwise.

      (f) The provisions of sections 3, 4, 6, 7, and 11 shall survive the termination of the Agreement.





                                   * * * * *


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
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    MMA PRAXIS MUTUAL FUNDS


                                    By: /s/ John L. Leichty
                                    Title: President

                                    BISYS FUND SERVICES OHIO, INC.


                                    By: /s/ William Tomko
                                    Title: President - Fund Services

                                       15